EXHIBIT 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

THIRD QUARTER RESULTS

Richmond, California, May 7, 2003 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $747,000, or $0.04 per share, basic and diluted, for its third quarter ended March 31, 2003. This compares to a net loss of $1,047,000, or $0.06 per share, basic and diluted, for the same quarter a year ago.

Research and development expenses decreased 14 percent to approximately $435,000 in the three months ended March 31, 2003 from approximately $504,000 in the same period of the prior year. The decrease was primarily due to fewer costs associated with the long-term toxicology studies for the development of XERECEPT™. General and administrative expenses decreased 5 percent to approximately $624,000 for the third quarter ended March 31, 2003 from approximately $657,000 for the same quarter last year. The decrease was primarily due to decreased expenditures in activities related to seeking financing and corporate partnerships. Interest income for the quarter ended March 31, 2003 decreased to approximately $30,000 from approximately $72,000 for the same quarter in the prior year, due to lower average interest rates and lower average invested cash balances.

At March 31, 2003, the company had cash, cash equivalents and investments of approximately $5,115,000 and no long-term debt.

In January 2003, our collaborator, Forest Laboratories, Inc. announced that its New Drug Application for Memantine, the first of a new class of agents for Alzheimer’s disease, was accepted for filing by the United States Food and Drug Administration. Forest also announced that, under existing FDA procedures, Forest expects to receive an initial action letter from the FDA by the end of 2003.

In January 2003, we received a $281,230 payment from Merz Pharmaceuticals GmbH under our 1998 strategic research and marketing cooperation agreement, which represents a portion of the payment received by Merz pursuant to Merz’s agreement with H Lundbeck A/S for the approval of Memantine (Ebixa®) for the treatment of Alzheimer’s disease in England.

“This past quarter reflects our continued progress with Memantine,” stated Paul E. Freiman, president and chief executive officer of NTI. “Among the highlights were the acceptance by the Food and Drug Administration of the Forest Laboratories, NDA for Memantine in Alzheimer’s disease, the marketing of the drug in several more European countries by Lundbeck and several outstanding presentations and publications that we believe support the commercial viability of the drug. Our burn rate continues to be well controlled and we feel confident with our financial position.”

NTI will web cast its third quarter results conference call, May 7, 2003 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 406-5356. The live web cast can be accessed by going to the http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT until May 14th at midnight, ET, 9:00 p.m. PT. Dial-in number (719) 457-0820 or (888) 203-1112, access code: 400324.

After May 14th please visit the NTI website at www.ntii.com.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The Company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The Company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine, our ability to develop and meet regulatory requirements for XERECEPT™; the inherent risk of failure in developing product candidates based on new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2003	2002	2003	2002
REVENUES
License income	$281,000	$—	$1,687,000	$—

EXPENSES
Research and development	435,000	504,000	2,020,000	1,120,000
General and administrative	624,000	657,000	1,800,000	1,686,000

Total expenses	1,058,000	1,161,000	3,820,000	2,806,000

Operating loss	(777,000)	(1,161,000)	(2,133,000)	(2,806,000)

Interest income	30,000	72,000	116,000	282,000

Income (loss) before income tax benefit	(747,000)	(1,089,000)	(2,016,000)	(2,525,000)

Income tax benefit	—	42,000	—	42,000

NET LOSS	$(747,000)	$(1,047,000)	$(2,016,000)	$(2,483,000)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.06)	$(0.11)	$(0.14)

Weighted average shares used in basic and diluted net loss per share calculation	17,984,938	17,565,498	17,846,434	17,529,837

SELECTED BALANCE SHEET DATA

	March 31, 2003	June 30, 2002
	(unaudited)	(1)
Cash and cash equivalents & investments	$5,115,000	$7,259,000
Working capital	4,335,000	5,043,000
Total assets	5,447,000	7,665,000
Deficit accumulated during development stage	(39,846,000)	(37,830,000)
Stockholders’ equity	4,847,000	6,613,000

(1) Derived from audited financial statements